United States

Securities and Exchange Commission

Washington D.C. 20549

SCHEDULE 14C

(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

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Brinker Capital Destinations Trust (Name of Registrant as Specified in its Charter)

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BRINKER CAPITAL DESTINATIONS TRUST

1055 Westlakes Drive, Suite 250

Berwyn, Pennsylvania 19312

DESTINATIONS INTERNATIONAL EQUITY FUND

September 19, 2022

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT REGARDING RECENT SUB-ADVISER CHANGES

An Information Statement regarding recent sub-adviser changes related to the Destinations International Equity Fund (the “Fund”), a series of Brinker Capital Destinations Trust (the “Trust”), is now available online for your review and information. We encourage you to access and review the Information Statement online, using the instructions included in this Notice.

At an in-person meeting held on June 7, 2022, the Board of Trustees of the Trust (the “Board”) approved Loomis, Sayles & Company, L.P. (“Sub-adviser”) as a sub-adviser to the Destinations International Equity Fund (the “International Equity Fund”). The new Sub-adviser has been allocated assets within the Fund by Brinker Capital Investments, LLC (the “Adviser”), the Fund’s overall investment adviser. The Adviser will continuously monitor the new Sub-Adviser’s performance with respect to the allocated portion of the Fund’s assets, in addition to monitoring the Fund as a whole and the other sub-advisers.

This Notice is being provided to you in lieu of a paper copy of the Information Statement, as permitted under the terms of an exemptive order granted to the Adviser and the Trust by the SEC.

This Notice presents only a brief overview of the changes. The online Information Statement provides more complete information. The Information Statement will be available on the Trust’s website at www.destinationsfunds.com for at least 90 days after you receive this Notice.

A paper copy of the full Information Statement or other Fund related information may be obtained, without charge, by calling (877) 771-7979 or by writing to the Brinker Capital Destinations Funds, P.O. Box 2175, Milwaukee, WI 53201.

INFORMATION STATEMENT

BRINKER CAPITAL DESTINATIONS TRUST

1055 Westlakes Drive, Suite 250

Berwyn, Pennsylvania 19312

DESTINATIONS INTERNATIONAL EQUITY FUND

September 19, 2022

Dear Shareholder,

This Information Statement is being made available to shareholders of the Destinations International Equity Fund (the “Fund”), a portfolio of Brinker Capital Destinations Trust (the “Trust”), to notify shareholders of a recent portfolio management change for the Fund. The Trust operates pursuant to an order of exemption from the U.S. Securities and Exchange Commission issued on March 16, 2017 (the “SEC Order”) that permits Brinker Capital Investments, LLC (the “Adviser”), the investment adviser of the Fund, to enter into, change or terminate agreements with investment sub-advisers with the approval of the Trust’s Board of Trustees, but without obtaining Fund shareholder approval. As a condition of the SEC Order, the Adviser is required to make available to shareholders information about any new sub-adviser or new sub-advisory agreement and to notify Fund shareholders when the information becomes available.

We are not asking you for a proxy and you are not required to send us a proxy.

Please take a few minutes to review this Information Statement and thank you for investing in the Fund.

Sincerely,

/s/ Kylee Beach
Kylee Beach
President
Brinker Capital Destinations Trust

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DESTINATIONS INTERNATIONAL EQUITY FUND

Appointment of a New Sub-Adviser

At a meeting of the Board of Trustees (the “Board”) of Brinker Capital Destinations Trust (the “Trust”) held on June 7, 2022 (the “Meeting”), Brinker Capital Investments, LLC (the “Adviser”) recommended and the Board, including all of the trustees who are not “interested persons” of the Trust (“Independent Trustee”) as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), approved Loomis, Sayles & Company, L.P. (“Loomis Sayles”) as a sub-adviser to the Destinations International Equity Fund (the “Fund”).

Under the terms of the new sub-advisory agreement, Loomis Sayles makes investment decisions for the portion of the assets of the Fund allocated to it by the Adviser, and continuously reviews, supervises, and administers the Fund’s investment program with respect to those assets.

Adviser’s Recommendation and the Board’s Consideration

The Adviser recommended Loomis Sayles as a sub-adviser because it believes that Loomis Sayles is suited to help the Fund meet its overall investment objective. Loomis Sayles has a bottom-up, fundamental long-term investment philosophy and it endeavors to build a high conviction, concentrated, low name turnover, benchmark agnostic portfolio of high quality and transitioning quality companies.

In considering Loomis Sayles, the Board received written and oral information from the Adviser and Loomis Sayles. The Board also met with representatives of the Adviser and Loomis Sayles and considered information provided by Loomis Sayles and the Adviser about Loomis Sayles’ portfolio managers, investment philosophy, strategy and process, as well as other factors. In approving Loomis Sayles as a sub-adviser to the Fund, the Board evaluated the information provided by the Adviser and Loomis Sayles regarding: (i) the nature and quality of the services expected to be rendered to the Fund; (ii) the investment objectives and policies of each of the Fund and Loomis Sayles’ bottom-up, fundamental long-term investment strategy; (iii) the history, reputation, qualifications and background of Loomis Sayles and its investment personnel and Loomis Sayles’ financial condition; (iv) the performance record of Loomis Sayles; and (v) other factors deemed relevant. The Board also reviewed the fees to be paid by the Adviser to Loomis Sayles, including any benefits to be received by Loomis Sayles in connection with soft dollar arrangements or other than from its sub-advisory fees. The Board used this information and other information it deemed relevant, in making its decision to approve Loomis Sayles as a sub-adviser to the Fund and reached the following conclusions:

Nature, Extent and Quality of Services.

The Board concluded, based on the information provided by the Adviser and Loomis Sayles, that the nature, extent and quality of the investment advisory services expected to be provided by Loomis Sayles were adequate and appropriate in the context of (i) the experience and the qualifications of Loomis Sayles and its investment personnel; (ii) Loomis Sayles’ portfolio management and research resources to be applied in managing the portion of the Fund’s assets allocated to it, including Loomis Sayles’ risk-based investment process that begins with idea generation, moves through fundamental analysis and peer review, and concludes with portfolio construction; (iii) how Loomis Sayles would complement the Fund’s existing sub-advisers; (iv) the adequacy and scope of Loomis Sayles’ compliance program; and (v) the Adviser’s recommendation to engage Loomis Sayles.

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Investment Performance.

The Board discussed with representatives of the Adviser the investment strategy to be employed by Loomis Sayles in managing its portion of the Fund’s assets. In particular, the Board reviewed the performance of Loomis Sayles’ bottom-up, fundamental long-term investment strategy since its inception in December 2019 through March 2022, including against benchmark indexes. The Board also reviewed the performance of the investment strategy on an annualized basis over various time periods and market conditions and considered how certain sector exposures had contributed to recent performance. The Board took into account the Adviser’s experience and reputation in selecting, evaluating, and overseeing investment advisers.

Sub-Advisory Fee, Expense Ratio and Economies of Scale.

The Board reviewed and considered the sub-advisory fee that, under terms of the proposed sub-advisory agreement, would be payable by the Adviser to Loomis Sayles, and, thus, should not directly impact the overall fees paid by the Fund. The Board concluded that the proposed fee payable to Loomis Sayles by the Adviser with respect to the Fund assets to be allocated to Loomis Sayles was reasonable and appropriate. The Board recognized that, because Loomis Sayles’ fee would be paid by the Adviser, and not the Fund, an analysis of profitability was more appropriate in the context of the Board’s consideration of the management agreement between the Trust and the Adviser. The Board received and considered a profitability analysis of the Adviser with respect to the addition of Loomis Sayles as a sub-adviser for the Fund and determined that the Adviser’s profitability would not be excessive in light of the nature, extent and quality of the services to be provided to the Fund by the Adviser and Loomis Sayles, noting in particular the existence of an ongoing contractual fee waiver that limits the total amount of advisory fees that may be retained by the Adviser to 39 basis points of the Fund’s assets. Similarly, the Board recognized that, because Loomis Sayles’ fee would be paid by the Adviser, and not directly by the Fund, an analysis of economies of scale with respect to Loomis Sayles was more appropriate in the context of the Board’s consideration of the management agreement between the Trust and the Adviser. Accordingly, economies of scale with respect to Loomis Sayles were not considered relevant at that time to the Board’s decision to approve the sub-advisory agreement with Loomis Sayles. The Board also concluded that any other benefits that could be expected to accrue to Loomis Sayles by virtue of its relationship with the Fund were reasonable.

Other Considerations.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, with the advice of Fund counsel, resolved to approve the sub-advisory agreement with Loomis Sayles, having determined that the agreement would be in the best interests of the Fund.

Following the Board’s approval, the Adviser entered into a sub-advisory agreement with Loomis Sayles, and Loomis Sayles began managing the assets of the Fund allocated to it by the Adviser on July 22, 2022. The Adviser determined that the initial target percentage of the Fund’s assets allocated to Loomis Sayles would be approximately 6%.

The New Sub-Advisory Agreement

The terms of the new sub-advisory agreement with Loomis Sayles are substantially similar to the terms of the agreements with the other sub-advisers to the Fund, except for the sub-advisory fee rate payable by the Adviser to Loomis Sayles.

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Under the new sub-advisory agreement, Loomis Sayles makes all investment decisions for the portion of the Fund’s assets allocated to it, and continuously reviews, supervises, and administers the Fund’s investment program with respect to those assets. Loomis Sayles discharges its responsibilities under the new sub-advisory agreement subject to the supervision of the Adviser and the Board and has agreed to do so in a manner consistent with the Fund’s investment objective, policies, and limitations. The new sub-advisory agreement is dated June 8, 2022 and has an initial term ending June 8, 2024. Thereafter, the continuance of the new sub-advisory agreement requires the annual approval of the Board, including a majority of the Independent Trustees.

For its services to the Fund under the sub-advisory agreement, Loomis Sayles receives a sub-advisory fee based on the average daily net asset value of the assets of the Fund allocated to Loomis Sayles. As a result of the addition of Loomis Sayles as a sub-adviser to the Fund, the total sub-advisory fees paid by the Adviser with respect to the Fund decreased by 1 basis point from 52 basis points to 51 basis points and the portion of the total advisory fee retained by the Adviser remained equal to 39 basis points. The total advisory fee retained by the Adviser continues to be limited by a contractual fee waiver pursuant to an agreement that shall remain in effect until June 30, 2023.

Additional Information about Loomis Sayles

Loomis Sayles is located at One Financial Center, Boston, MA 02111. Loomis Sayles is registered with the SEC as an investment adviser. Loomis Sayles is a limited partnership organized and existing under the laws of the State of Delaware. Natixis, LLC is Loomis Sayles’ parent company. Groupe BPCE (the second largest banking group in France) is the ultimate parent company of Loomis Sayles.

Listed below is the name and principal occupation of the portfolio manager responsible for the day-to-day management of the Fund’s assets allocated to Loomis Sayles. The principal business address of each principal executive officer and portfolio manager, as it relates to their duties at Loomis Sayles, is the same as that of Loomis Sayles.

Name	Title
Ashish Chugh	Vice President

Comparable Funds

Loomis Sayles currently manages the assets of other investment companies or accounts having similar investment objectives and strategies as the Destinations International Equity Fund.

Payments of Commissions to Affiliated Brokers

During the Fund’s most recently completed fiscal year ended February 28, 2022, the Fund did not pay any brokerage commissions to brokers who are affiliated persons of the Fund.

Purchases of Loomis Sayles’ Securities by the Trustees

As of June 8, 2022, no Trustee of Loomis Sayles or the Trust has purchased or sold any securities of the current or former parent entities of Loomis Sayles.

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OTHER INFORMATION

Adviser

Brinker Capital Investments, LLC. serves as Adviser of the Fund and is located at 1055 Westlakes Drive, Suite 250, Berwyn, Pennsylvania, 19312.

Distributor

The Trust’s distributor, Foreside Fund Services, LLC, is located at Three Canal Plaza, Suite 100, Portland, Maine 04101.

Administrator

Brown Brothers Harriman & Co. serves as the administrator to the Fund and is located at 50 Post Office Square, Boston, Massachusetts, 02110.

Householding

If you have requested a paper copy of this Information Statement, only one copy will be mailed to a single household, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. To make changes to your householding arrangement, please contact the Fund by calling 1-877-771-7979 or by writing to the Fund at Brinker Capital Destinations Funds, P.O. Box 2175, Milwaukee, WI 53201.

Annual/Semi-Annual Reports

Shareholders can obtain a copy of the Trust’s most recent Annual Report and Semi-Annual Report on the same website on which this Information Statement is available, or by calling 1-877-771-7979 or by writing to the Brinker Capital Destinations Funds, P.O. Box 2175, Milwaukee, WI 53201. Paper copies of such reports will be provided free of charge.

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